Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Emily Parenteau +1.215.299.6288
emily.parenteau@fmc.com
Investor Contact: Michael Wherley - 215.299.6543
michael.wherley@fmc.com

FMC Corporation Reports Fourth Quarter Results In-Line with Pre-Release and 2021 Guidance Reflects Strong Growth

Fourth Quarter 2020 Highlights
•Revenue of $1.15 billion, down 4 percent versus Q4 2019, up 2 percent organically1
•GAAP net income of $47 million, versus a loss of $3 million in Q4 2019
•Adjusted EBITDA of $290 million, down 9 percent versus Q4 2019
•GAAP earnings of $0.38 per diluted share, versus a loss of $0.02 per diluted share in Q4 2019
•Adjusted earnings per diluted share of $1.42, down 19 percent versus Q4 2019

Full-Year 2020 Highlights
•Revenue of $4.64 billion, reflecting 1 percent growth and 7 percent organic growth1
•GAAP net income of $551 million, up 15 percent versus 2019
•Adjusted EBITDA of $1.25 billion, up 2 percent versus 2019
•GAAP earnings of $4.22 per diluted share, up 17 percent versus 2019
•Adjusted earnings per diluted share of $6.19, up 2 percent versus 2019
•GAAP cash flow from operations of $737 million, up 33 percent versus 2019
•Free cash flow of $544 million, up 80 percent versus 2019

Full-Year 2021 Outlook2
•Revenue in the range of $4.9 to $5.1 billion, reflecting 8 percent growth at the midpoint versus 2020
•Adjusted EBITDA in the range of $1.32 to $1.42 billion, reflecting 10 percent growth at the midpoint versus 2020
•2021 adjusted earnings are expected to be in the range of $6.65 to $7.35 per diluted share, reflecting 13 percent growth at the midpoint versus 2020, excluding any impact from 2021 share repurchases
•Free cash flow is expected to be in the range of $530 to $620 million, reflecting 6 percent growth at the midpoint versus 2020
•Company expects to repurchase $400 to $500 million of FMC shares in 2021, beginning in Q1

PHILADELPHIA, February 9, 2021 – FMC Corporation (NYSE:FMC) today reported fourth quarter 2020 results that were in-line with the company’s updated outlook from January 19, 2021. Fourth quarter revenue was approximately $1.15 billion, a decrease of 4 percent versus fourth quarter 2019. Excluding the impact of foreign currencies, sales grew 2 percent organically year over year. On a GAAP basis, the company reported earnings of $0.38 per diluted share in the fourth quarter, compared to a loss of $0.02 per diluted share in the

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fourth quarter 2019. Adjusted earnings were $1.42 per diluted share, a decrease of 19 percent versus fourth quarter 2019.

2020 Fourth Quarter Adjusted EPS	vs. Q4 2019
Adjusted EBITDA	-22 cents
Depreciation and amortization	-2 cents
Interest expense	+6 cents
Tax rate	-18 cents
Non-controlling interest	+2 cents
Total EPS Change	-34 cents

Mark Douglas, FMC president and CEO said: “While our fourth quarter performance was impacted heavily by external factors, some of which are expected to persist into the first quarter of 2021, we posted solid full-year 2020 results and grew the business in a very challenging economic environment.”
The revenue decrease was driven by a 5 percent FX headwind and a 3 percent volume decrease, partially offset by a 4 percent increase in pricing. Strong volume growth in EMEA and Asia was more than offset by weakness in North America and Latin America. Sales in EMEA increased 45 percent year over year, due to a particularly strong quarter for our diamide insecticides and cereal herbicides in addition to significant pre-ordering in the UK in advance of Brexit. In Asia, revenue increased 11 percent year over year, driven by broad volume growth in India, China, Japan and Australia. In North America, sales decreased 34 percent year over year. The majority of this decline was due to supply chain disruptions, including COVID-related factors associated with logistics and a U.S.-based tolling partner. The remainder of the decrease was due to reduced volume in lower-value pre-emergent herbicides. Latin America sales decreased 9 percent year over year but grew 4 percent excluding significant FX headwinds. In addition to the headwind from foreign currency, Brazil sales were lower than forecasted due to severe drought that delayed the start of the season and persisted throughout the fourth quarter, resulting in fewer application days. In Argentina, substantial product inventory located in bonded warehouses was not released by customs officials in a timely manner.

FMC Revenue	Q4 2020	Full Year 2020
Organic Growth[1]	2%*	7%
FX Impact	(5%)	(6%)
Total Revenue Growth	(4%)	1%
* Contributing factors do not sum 2%, due to rounding

For the full year, FMC reported revenue of $4.64 billion, an increase of 1 percent compared to 2019. Excluding the impact of foreign exchange, year-over-year sales grew 7 percent organically. On a GAAP basis, the company reported full-year earnings of $551 million, or $4.22 per diluted share, which represent

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year-over-year increases of 15 percent and 17 percent, respectively. Full-year adjusted earnings were $6.19 per diluted share, an increase of 2 percent compared to the prior year.

2020 Full Year Adjusted EPS	vs. 2019
Adjusted EBITDA	+20 cents
Depreciation and amortization	-9 cents
Interest expense	+5 cents
Tax rate	-15 cents
Non-controlling interest	+3 cents
Share count	+7 cents
Total EPS Growth	+10 cents*
* Contributing factors do not sum to 10 cents, due to rounding

On a GAAP basis, cash flow from operations was $737 million, an increase of 33 percent versus 2019. Free cash flow in 2020 was $544 million, an increase of 80 percent versus 2019. Better than expected working capital performance and lower capital additions, combined with timing of one-time items more than offset lower than expected adjusted EBITDA.

2021 Outlook2
The company is forecasting full-year 2021 revenue to be in the range of $4.9 billion to $5.1 billion, driven by growth in all regions and representing an 8 percent increase at the midpoint versus 2020. The revenue growth will be driven primarily by volume, with price increases expected to more than offset FX headwinds. Full-year adjusted EBITDA is expected to be in the range of $1.32 billion to $1.42 billion, representing 10 percent year-over-year growth at the midpoint. 2021 adjusted earnings are expected to be in the range of $6.65 to $7.35 per diluted share, representing a year-over-year increase of 13 percent at the midpoint, excluding any impact from 2021 share repurchases. Full-year earnings growth drivers include strong volume growth led by Asia, Latin America and North America. Price increases in all regions except Asia are forecast to outweigh FX at the earnings level. Full-year free cash flow is expected to be $530 to $620 million, representing a 6 percent increase year-over-year. The company expects to repurchase $400 to $500 million of FMC shares in 2021, beginning in the first quarter.
“Looking ahead at 2021, we see an improved ag macro environment, and we expect to deliver strong revenue and earnings growth, once again driven by the strength of our portfolio and our balanced geographic and crop exposure. Our projected 2021 growth rates keep us firmly on track to deliver our 5-year growth targets of 5 to 7 percent revenue and 7 to 9 percent adjusted EBITDA compounded annual growth for 2018 through 2023,” said Douglas.

First Quarter 2021 Outlook2

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First quarter revenue is expected to be in the range of $1.13 billion to $1.20 billion, representing a 7 percent decrease at the midpoint compared to first quarter 2020, and a 5 percent decline excluding foreign currency headwinds. This decline is driven by a cotton acreage reduction in Brazil, the timing of Brexit-related sales in Q4 2020 and continued portfolio changes related to discontinued registrations in EMEA. Adjusted EBITDA is forecast to be in the range of $290 million to $320 million, representing a 15 percent decrease at the midpoint versus Q1 2020. FMC expects adjusted earnings per diluted share to be in the range of $1.40 to $1.60 in the first quarter, a decrease of 18 percent at the midpoint.

	Full Year Outlook[2]	Q1 2021 Outlook[2]
Revenue	$4.9 billion - $5.1 billion	$1.13 billion - $1.20 billion
Organic Growth[1]	9%	(5%)
Estimated FX Impact	(1%)	(2%)
Growth at midpoint vs. 2020	8%	(7%)
Adjusted EBITDA	$1.32 billion - $1.42 billion	$290 million - $320 million
Growth at midpoint vs. 2020	10%	(15%)
Adjusted EPS^	$6.65 - $7.35	$1.40 - $1.60
Growth at midpoint vs. 2020	13%	(18%)
^ EPS estimates assume 131 million diluted shares.
Supplemental Information
The company will post supplemental information on the web at https://investors.fmc.com, including its webcast slides for tomorrow’s earnings call, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

About FMC
FMC Corporation, an agricultural sciences company, provides innovative solutions to growers around the world with a robust product portfolio fueled by a market-driven discovery and development pipeline in crop protection, plant health, and professional pest and turf management. This powerful combination of advanced technologies includes leading insect control products based on Rynaxypyr® and Cyazypyr® active ingredients; Authority®, Boral®, Centium®, Command® and Gamit® branded herbicides; Talstar® and Hero® branded insecticides; and flutriafol-based fungicides. The FMC portfolio also includes biologicals such as Quartzo® and Presence® bionematicides. FMC Corporation employs approximately 6,400 employees around the globe. To learn more, please visit www.fmc.com.
FMC, the FMC logo, Rynaxypyr, Cyazypyr, Authority, Boral, Centium, Command, Gamit, Talstar, Hero, Quartzo and Presence are trademarks of FMC Corporation or an affiliate. Always read and follow all label directions, restrictions and precautions for use. Products listed here may not be registered for sale or use in all states, countries or jurisdictions. Hero® insecticide is a restricted use pesticide in the United States.

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The Company’s investor relations website, located at https://investors.fmc.com, should be considered as a recognized channel of distribution, and the Company may periodically post important information to the website for investors, including information that the Company may wish to disclose publicly for purposes of complying with the federal securities laws. After April 27, 2021, this type of information will no longer be provided by press release but will continue to be posted on the investor relations website.
Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: FMC and its representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in this press release, in FMC’s other filings with the SEC, and in reports or letters to FMC stockholders.
In some cases, FMC has identified forward-looking statements by such words or phrases as “will likely result,” “is confident that,” “expect,” “expects,” “should,” “could,” “may,” “will continue to,” “believe,” “believes,” “anticipates,” “predicts,” “forecasts,” “estimates,” “projects,” “potential,” “intends” or similar expressions identifying “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words and phrases. Such forward-looking statements are based on management’s current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. Currently, one of the most significant factors is the potential adverse effect of the current COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of FMC, which is substantially influenced by the potential adverse effect of the pandemic on FMC’s customers and suppliers and the global economy and financial markets. The extent to which COVID-19 impacts us will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Additional factors include, among other things, the risk factors and cautionary statements included within FMC’s 2019 Form 10-K and FMC’s Form 10-Q for the quarter ended September 30, 2020. Moreover, investors are cautioned to interpret many of these factors as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic.
FMC cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Forward-looking statements are qualified in their entirety by the above cautionary statement. FMC undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking

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statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law.
This press release contains certain “non-GAAP financial terms” which are defined on our website https://investors.fmc.com. In addition, we have also provided on our website reconciliations of non-GAAP terms to the most directly comparable GAAP term.
1.Organic revenue growth (non-GAAP) excludes the impact of foreign currency changes.
2.Although we provide forecasts for adjusted earnings per share, adjusted EBITDA and free cash flow (non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations. As a result, no GAAP outlook is provided.

# # #

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions, Except Per Share Data)	2020	2019	2020	2019
Revenue	$1,152.2	$1,197.3	$4,642.1	$4,609.8

Costs of sales and services	650.8	641.3	2,590.1	2,526.2

Gross margin	$501.4	$556.0	$2,052.0	$2,083.6

Selling, general and administrative expenses	$181.6	$223.8	$729.7	$792.9
Research and development expenses	84.6	76.4	287.9	298.1
Restructuring and other charges (income)	88.3	143.7	132.2	171.0
Total costs and expenses	$1,005.3	$1,085.2	$3,739.9	$3,788.2
Income (loss) from continuing operations before equity in (earnings) loss of affiliates, non-operating pension and postretirement charges (income), interest expense, net and income taxes	$146.9	$112.1	$902.2	$821.6
Non-operating pension and postretirement charges (income)	5.2	2.6	21.2	8.1
Interest expense, net	34.2	42.9	151.2	158.5
Income (loss) from continuing operations before income taxes	$107.5	$66.6	$729.8	$655.0
Provision (benefit) for income taxes	68.6	35.9	150.9	111.5
Income (loss) from continuing operations	$38.9	$30.7	$578.9	$543.5
Discontinued operations, net of income taxes	8.4	(33.5)	(28.3)	(63.3)
Net income (loss)	$47.3	$(2.8)	$550.6	$480.2
Less: Net income (loss) attributable to noncontrolling interests	(2.2)	0.4	(0.9)	2.8
Net income (loss) attributable to FMC stockholders	$49.5	$(3.2)	$551.5	$477.4

Amounts attributable to FMC stockholders:
Income (loss) from continuing operations, net of tax	$41.1	$30.3	$579.8	$540.7
Discontinued operations, net of tax	8.4	(33.5)	(28.3)	(63.3)
Net income (loss)	$49.5	$(3.2)	$551.5	$477.4

Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.32	$0.23	$4.46	$4.12
Discontinued operations	0.06	(0.25)	(0.22)	(0.48)
Basic earnings per common share	$0.38	$(0.02)	$4.24	$3.64
Average number of shares outstanding used in basic earnings per share computations	129.8	129.7	129.7	130.8

Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.32	$0.23	$4.44	$4.10
Discontinued operations	0.06	(0.25)	(0.22)	(0.48)
Diluted earnings per common share	$0.38	$(0.02)	$4.22	$3.62
Average number of shares outstanding used in diluted earnings per share computations	130.7	130.9	130.6	132.0

Other Data:
Capital additions and other investing activities	$29.3	$70.4	$87.6	$147.9
Depreciation and amortization expense	42.0	39.0	162.7	150.1

FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions, except per share amounts)	2020	2019	2020	2019
Net income (loss) attributable to FMC stockholders (GAAP)	$49.5	$(3.2)	$551.5	$477.4
Corporate special charges (income):
Restructuring and other charges (income) (a)	88.3	143.7	132.2	171.0
Non-operating pension and postretirement charges (income) (b)	5.2	2.6	21.2	8.1
Transaction-related charges (c)	12.9	25.2	53.3	77.8
Income tax expense (benefit) on Corporate special charges (income) (d)	(6.9)	(37.2)	(23.8)	(49.2)
Discontinued operations attributable to FMC stockholders, net of income taxes (e)	(8.4)	33.5	28.3	63.3
Tax adjustment (f)	44.7	65.4	46.3	55.3

Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$185.3	$230.0	$809.0	$803.7

Diluted earnings per common share (GAAP)	$0.38	$(0.02)	$4.22	$3.62
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.67	1.10	1.01	1.29
Non-operating pension and postretirement charges (income)	0.04	0.02	0.16	0.06
Transaction-related charges	0.10	0.19	0.41	0.59
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.05)	(0.28)	(0.18)	(0.37)
Discontinued operations attributable to FMC stockholders, net of income taxes per diluted share	(0.06)	0.25	0.22	0.48
Tax adjustments per diluted share	0.34	0.50	0.35	0.42

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$1.42	$1.76	$6.19	$6.09

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations	130.7	130.9	130.6	132.0
____________________
(1)    The Company believes that the Non-GAAP financial measure “Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. Adjusted earnings excludes the effects of Corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.
(a)     Three Months Ended December 31, 2020:
Restructuring and other charges (income) is primarily comprised of our previously disclosed asset acquisition for full global rights to the Fluindapyr active ingredient from Isagro S.p.A. ("Isagro"), which closed on October 2, 2020, with charges in the quarter totaling $65.4 million. The Fluindapyr transaction was treated as an asset acquisition for accounting purposes as it does not meet the definition of a business and any acquired in-process research and development costs were immediately expensed. Restructuring and other charges (income) also includes charges of environmental sites of $11.2 million. There were restructuring charges of $10.6 million associated with certain in-flight restructuring programs from the integration of the DuPont Crop Protection Business. All remaining charges totaled $1.1 million.

Three Months Ended December 31, 2019:
Restructuring and other charges (income) is primarily comprised of charges of environmental sites of $96.4 million. $72.8 million of those charges were due to the unfavorable court ruling related to our decommissioned plant near Pocatello, Idaho. Restructuring and other charges (income) also includes a charge of $34.1 million as a result of the decision to exit all sales of Furadan® insecticide/nematicide (as well as Curaterr® insecticide/nematicide and any other brands used with carbofuran) end-use products globally. There were restructuring charges of $13.2 million associated with the integration of the DuPont Crop Protection Business.
Twelve Months Ended December 31, 2020:
Restructuring and other charges (income) is primarily comprised of the asset acquisition for full global rights to the Fluindapyr active ingredient from Isagro S.p.A. ("Isagro") mentioned above with charges for the year totaling $65.6 million. Restructuring and other charges (income) also consists of charges of environmental sites of $24.9 million. There were restructuring charges of $40.2 million associated with certain in-flight restructuring programs from the integration of the DuPont Crop Protection Business. All remaining charges totaled $1.5 million.
Twelve Months Ended December 31, 2019:
Restructuring and other charges (income) primarily consists of charges of environmental sites of $108.7 million. As noted above, $72.8 million of those charges were due to the unfavorable court ruling related to our decommissioned plant near Pocatello, Idaho. Restructuring and other charges (income) also includes a charge of $34.1 million as a result of the decision made to exit all sales of Furadan® insecticide/nematicide (as well as Curaterr® insecticide/nematicide and any other brands used with carbofuran) end-use products globally. There were restructuring charges of $26.4 million associated with the integration of the DuPont Crop Protection Business. All remaining charges totaled $1.8 million.
(b)    Our non-operating pension and postretirement charges (income) are defined as those costs (benefits) related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These are excluded from our Adjusted Earnings and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. These elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(c)    Charges related to legal and professional fees associated with acquisition activities. Except for the completion of certain in-flight initiatives, primarily associated with the finalization of our worldwide ERP system, we completed the integration of the DuPont Crop Protection Business as of June 30, 2020. The transition services agreement is terminated and the last phase of the ERP system transition went live in November 2020 with a stabilization period that will go into the first quarter of 2021. Estimated remaining charges are expected to be less than $5 million for the completion of these defined in-flight initiatives during the remaining time period.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in Millions)	2020	2019	2020	2019
DuPont Crop Protection Acquisition
Legal and professional fees (1)	$12.9	$25.2	$53.3	$77.8
Total transaction-related charges	$12.9	$25.2	$53.3	$77.8
____________________
(1)    Represents transaction costs, costs for transitional employees, other acquired employees related costs, and transactional-related costs such as legal and professional third-party fees. These charges are recorded as a component of “Selling, general and administrative expense" on the condensed consolidated statements of income (loss).

(d)    The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the Corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.
(e)    Three and Twelve Months Ended December 31, 2020 and 2019:
Discontinued operations, net of income taxes for the three and twelve months ended December 31, 2020 includes a gain on sale of approximately $24 million, net of tax from the sale of the second of two parcels of land of our discontinued site in Newark, California. Discontinued operations, net of income taxes include, in periods up to its separation on March 1, 2019, the results of FMC Lithium, including separation related costs, as well as provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations. Partially offsetting the loss in 2019 was the gain on sale of approximately $21 million, net of tax from the sale of the first of two parcels of land of our discontinued site in Newark, California.

(f)    We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and instead include a Non-GAAP tax provision based upon the annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but not limited to: income tax expenses or benefits that are not related to ongoing business operations in the current year; unusual or infrequently occurring items; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to ongoing operations thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in Millions)	2020	2019	2020	2019
Tax adjustments:
Revisions to valuation allowances of historical deferred tax assets	13.5	34.9	13.1	35.5
Foreign currency remeasurement and other discrete items	31.2	30.5	33.2	19.8
Total Non-GAAP tax adjustments	$44.7	$65.4	$46.3	$55.3

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST AND INCOME TAXES, DEPRECIATION AND AMORTIZATION, AND NONCONTROLLING INTERESTS (NON-GAAP)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions)	2020	2019	2020	2019
Net income (loss) (GAAP)	$47.3	$(2.8)	$550.6	$480.2
Restructuring and other charges (income)	88.3	143.7	132.2	171.0
Non-operating pension and postretirement charges (income)	5.2	2.6	21.2	8.1
Transaction-related charges	12.9	25.2	53.3	77.8
Discontinued operations, net of income taxes	(8.4)	33.5	28.3	63.3
Interest expense, net	34.2	42.9	151.2	158.5
Depreciation and amortization	42.0	39.0	162.7	150.1
Provision (benefit) for income taxes	68.6	35.9	150.9	111.5
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP) (1)	$290.1	$320.0	$1,250.4	$1,220.5
___________________
(1)    Referred to as Adjusted EBITDA. Adjusted EBITDA is defined as operating profit excluding depreciation and amortization expense.

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES (GAAP) TO FREE CASH FLOW (NON-GAAP)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions)	2020	2019	2020	2019
Cash provided (required) by operating activities of continuing operations (GAAP) (1)	$423.3	$489.8	$736.8	$555.6
Transaction and integration costs	10.6	15.6	63.9	77.1
Adjusted cash from operations (2)	$433.9	$505.4	$800.7	$632.7

Capital expenditures	$(32.0)	$(37.1)	$(67.2)	$(93.9)
Other investing activities	2.7	(33.3)	(20.4)	(54.0)
Capital additions and other investing activities	$(29.3)	$(70.4)	$(87.6)	$(147.9)

Cash provided (required) by operating activities of discontinued operations	$(22.7)	$(30.9)	$(89.0)	$(67.1)
Cash provided (required) by investing activities of discontinued operations	30.0	—	31.1	9.2
Transaction and integration costs	(10.6)	(15.6)	(63.9)	(77.1)
Investment in Enterprise Resource Planning system	(5.0)	(6.0)	(47.2)	(48.0)
Legacy and transformation	$(8.3)	$(52.5)	$(169.0)	$(183.0)

Free cash flow (Non-GAAP) (3)	$396.3	$382.5	$544.1	$301.8
___________________
(1)    The cash provided (required) by operating activities for the three months ended December 31, 2020 and 2019 is the calculation of the twelve months ended December 31, 2020 and 2019 less the previously reported nine months ended September 30, 2020 and 2019, respectively.
(2)    Adjusted cash from operations is defined as cash provided (required) by operating activities of continuing operations excluding the effects of transaction-related cash flows.
(3)    Free cash flow is defined as Adjusted cash from operations reduced by spending for capital additions and other investing activities as well as legacy and transformation spending. We believe that this Non-GAAP financial measure provides a useful basis for investors and securities analysts about the cash generated by routine business operations, including capital expenditures, in addition to assessing our ability to repay debt, fund acquisitions and return capital to shareholders through share repurchases and dividends.

RECONCILIATION OF REVENUE CHANGE (GAAP) TO
ORGANIC REVENUE CHANGE (NON-GAAP) (1)
(Unaudited)

	Three Months Ended December 31, 2020 vs. 2019	Twelve Months Ended December 31, 2020 vs. 2019
Total Revenue Change (GAAP)	(4%)	1%
Less: Foreign Currency Impact	(5%)	(6%)
Organic Revenue Change (Non-GAAP)	2%*	7%
*Contributing factors do not sum 2%, due to rounding

	Full Year 2021 Outlook	Q1 2021 Outlook
Projected Total Revenue Change at Midpoint (GAAP)	8%	(7%)
Less: Estimated Foreign Currency Impact	(1%)	(2%)
Projected Organic Revenue Change (Non-GAAP)	9%	(5%)
___________________
(1)    We believe organic revenue growth (non-GAAP) provides management and investors with useful supplemental information regarding our ongoing revenue performance and trends by presenting revenue growth excluding the impact of fluctuations in foreign exchange rates.

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In Millions)	December 31, 2020	December 31, 2019
Cash and cash equivalents	$568.9	$339.1
Trade receivables, net of allowance of $27.9 in 2020 and $26.3 in 2019	2,330.3	2,231.2
Inventories	1,095.6	1,017.0
Prepaid and other current assets	380.8	487.5
Total current assets	$4,375.6	$4,074.8
Property, plant and equipment, net	771.7	758.0
Goodwill	1,468.9	1,467.5
Other intangibles, net	2,625.2	2,629.0
Deferred income taxes	229.6	257.4
Other long-term assets	715.4	686.0
Total assets	$10,186.4	$9,872.7

Short-term debt and current portion of long-term debt	$338.3	$227.7
Accounts payable, trade and other	946.7	900.1
Advanced payments from customers	347.1	492.7
Accrued and other liabilities	674.7	680.6
Accrued customer rebates	295.2	280.6
Guarantees of vendor financing	140.6	75.7
Accrued pensions and other postretirement benefits, current	4.2	4.3
Income taxes	82.2	62.2
Total current liabilities	$2,829.0	$2,723.9

Long-term debt, less current portion	$2,929.5	$3,031.1
Long-term liabilities	1,443.7	1,556.3
Equity	2,984.2	2,561.4
Total liabilities and equity	$10,186.4	$9,872.7

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
(In Millions)	2020	2019
Cash provided (required) by operating activities of continuing operations	$736.8	$555.6

Cash provided (required) by operating activities of discontinued operations	(89.0)	(67.1)

Cash provided (required) by investing activities of continuing operations	(200.4)	(195.9)

Cash provided (required) by investing activities of discontinued operations	31.1	9.2

Cash provided (required) by financing activities of continuing operations	(250.3)	(87.0)

Cash provided (required) by financing activities of discontinued operations	—	(37.2)

Effect of exchange rate changes on cash	1.6	(0.2)
Increase (decrease) in cash and cash equivalents	$229.8	$177.4

Cash and cash equivalents of continuing operations, beginning of period	$339.1	$134.4
Cash and cash equivalents of discontinued operations	—	27.3
Cash and cash equivalents, beginning of period	339.1	161.7
Less: cash and cash equivalent of discontinued operations, end of period	—	—
Cash and cash equivalents of continuing operations, end of period	$568.9	$339.1